Exhibit 4(m)

DESCRIPTION OF CAPITAL STOCK

The following description of the common stock and preferred stock of Hovnanian Enterprises, Inc. (“Hovnanian” or the “Company”) summarizes the material terms and provisions of the common stock and the preferred stock. For the complete terms of our common stock and preferred stock, please refer to Hovnanian’s restated certificate of incorporation, the “Restated Certificate of Incorporation,” amended and restated bylaws, the “Amended and Restated By-Laws” and Amended Rights Plan (as defined below). The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below is qualified in its entirety by reference to the Restated Certificate of Incorporation, Amended and Restated By-laws and Amended Rights Plan.

The authorized capital stock of Hovnanian is 18,500,000 shares, consisting of 16,000,000 shares of Class A Common Stock, par value $.01 per share, the “Class A Common Stock”, 2,400,000 shares of Class B Common Stock, par value $.01 per share, the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”, and 100,000 shares of preferred stock, par value $.01 per share, in the series and with the designations, powers, preferences and relative, participating, optional or other special rights thereof, and qualifications, limitations or restrictions thereon, as may be fixed from time to time by the Board of Directors of Hovnanian (the “Board of Directors”) for each series.

Common Stock

As of October 31, 2022, 6,159,886 shares of Class A Common Stock and 733,374 shares of Class B Common Stock were issued and outstanding. The Class A Common Stock is traded on the New York Stock Exchange under the symbol “HOV”. There is no established public trading market for the Class B Common Stock. In order to trade Class B Common Stock, the shares must be converted into Class A Common Stock on a one-for-one basis. The outstanding Class A Common Stock and Class B Common Stock is fully paid and non-assessable. The rights, powers and preferences of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holder of shares of any series of preferred stock that Hovnanian may designate and issue.

Dividends. Subject to the rights of the holders of any outstanding preferred stock, and subject to any other provisions of the Restated Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends and other distributions (including stock splits or divisions of stock) in cash, stock or property of Hovnanian as may be declared thereon by the Board of Directors from time to time out of assets or funds of Hovnanian legally available therefor, provided that in the case of special cash dividends or distributions or dividends or distributions payable in preferred stock, holders of Class A Common Stock and Class B Common Stock shall be entitled to share ratably as a single class, and provided, further, that in the case of regular cash dividends, no such dividend shall be declared or paid on one class of common stock unless a cash dividend is simultaneously declared and paid on the other class of common stock, and any such dividend will be paid on the Class A Common Stock in an amount per share of Class A Common Stock equal to 110% of the amount of such dividend paid on each share of Class B Common Stock, and provided, further, that, in the case of dividends or other distributions payable in stock of Hovnanian other than preferred stock, including distributions pursuant to stock splits or divisions of stock of Hovnanian other than preferred stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock in an amount per share equal to the amount per share paid with respect to the Class A Common Stock shall be distributed with respect to Class B Common Stock, and provided, further, that neither class of common stock may be combined or reclassified (including any reclassification in connection with a consolidation or merger in which Hovnanian is the continuing corporation) unless the other class of common stock is likewise combined or reclassified, and that, in the case of any such combination or reclassification of Class A Common Stock, the shares of Class B Common Stock shall also be combined or reclassified so that the number of issued shares of Class B Common Stock immediately following such combination or reclassification shall bear the same relationship to the number of issued shares immediately prior to such combination or reclassification as the number of issued shares of Class A Common Stock immediately following such combination or reclassification bears to the number of issued shares of Class A Common Stock immediately prior to such combination or reclassification.

Certain debt instruments to which Hovnanian is a party contain restrictions on the payment of cash dividends.

Voting Rights. Except as otherwise specifically provided in the Restated Certificate of Incorporation or as otherwise required by law, with respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of Class A Common Stock and the holders of the outstanding shares of Class B Common Stock vote together without regard to class. Holders of Class A Common Stock are entitled to one vote for each share held by them on all matters presented to stockholders. Holders of Class B Common Stock are generally entitled to ten votes per share held by them on all matters presented to stockholders, provided, however, that each share of Class B Common Stock held of record in nominee name, to the extent of Hovnanian’s knowledge, is entitled to only one vote per share held; and provided, further, however, that the holder of any such share held in nominee name shall be entitled, notwithstanding the limitation of the foregoing proviso, to the number of votes to which such holder otherwise would be entitled at any meeting of stockholders of Hovnanian, to the extent such holder establishes to the satisfaction of Hovnanian that such share of Class B Common Stock has been held continuously since the date of issuance for the benefit or account of the same named beneficial owner of such shares (as defined in Paragraph (4)(E) of the Restated Certificate of Incorporation) or any Permitted Transferee thereof (as defined in Paragraph (4)(A) of the Restated Certificate of Incorporation).

Liquidation Rights. In the event the Company shall be liquidated (either partially or completely), dissolved or wound up, whether voluntarily or involuntarily, the holders of the Class A Common Stock and the Class B Common Stock shall be entitled to share ratably as a single class in the net assets of the Company available to the holders of Common Stock.

Preemptive and Other Rights. The holders of Common Stock do not have preemptive rights as to additional issues of Common Stock or conversion rights. The shares of Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to the benefit of any sinking fund provisions.

Conversion of Class B Common Stock into Class A Common Stock.

(A)    Each share of Class B Common Stock may, at any time or from time to time, at the option of the holder thereof, be converted into one fully paid and nonassessable share of Class A Common Stock, in the manner described in Paragraphs 3(A) to 3(D) of the Restated Certificate of Incorporation. All shares of Class A Common Stock which shall be issued upon conversion of the Class B Common Stock will, upon issuance, be fully paid and nonassessable and not subject to any preemptive rights.

(B)    All issued shares of Class B Common Stock shall be deemed, without further action on the part of any person, to be immediately and automatically converted into shares of Class A Common Stock (in which case, the Class B Common Stock shall automatically be cancelled and shall no longer be authorized for issuance) in each of the instances set forth below:

(i)    If and when on any record date for determining the stockholders entitled to participate in any dividend or distribution on the Common Stock of the Company, or any annual or special meeting of stockholders or action of common stockholders by written consent, the number of issued and outstanding shares of Class B Common Stock is less than 5% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding; and

(ii)    In the event that the Board of Directors, by a majority vote thereof, determines that there has been a material adverse change in the liquidity of the market for, or the marketability of, the then outstanding shares of Class A Common Stock due to a delisting of the Class A Common Stock from a national securities exchange or the cessation of the quotation of bids for the Class A Common Stock in any quotation system operated by an association of securities dealers, or due to requirements of federal or state law applicable to trading in the Class A Common Stock, attributable to the existence of the Class A Common Stock and Class B Common Stock.

(C)    Except as provided in the Restated Certificate of Incorporation, shares of Class B Common Stock that are converted into shares of Class A Common Stock shall be restored to the status of authorized but unissued shares of Class B Common Stock and may again be issued by the Company as permitted in accordance with the terms of the Restated Certificate of Incorporation.

Merger and Consolidation. In the event of a merger, consolidation, acquisition, tender offer, recapitalization, reorganization or other business combination to which the Company is a party (whether or not the Company is the surviving corporation), in which shares of Class A Common Stock and Class B Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same per share consideration pursuant to such merger, consolidation, acquisition, tender offer, recapitalization, reorganization or other business combination unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

Transfer Restrictions in the Restated Certificate of Incorporation. The Restated Certificate of Incorporation contains certain provisions that restrict certain transfers of Class A Common Stock in order to preserve the tax treatment of the Company’s net operating loss carryforwards and built-in losses under Section 382 of the Internal Revenue Code, or “NOLs”. Subject to certain exceptions pertaining to pre-existing 5% stockholders and holders of Class B Common Stock, the transfer restrictions in the Restated Certificate of Incorporation generally restrict any direct or indirect transfer (such as transfers of the stock that result from the transfer of interests in other entities that own the stock if the effect would be to: (i) increase the direct or indirect ownership of Hovnanian’s stock by any person (or public group) from less than 5% to 5% or more of Hovnanian’s Common Stock; (ii) increase the percentage of Hovnanian’s Common Stock owned directly or indirectly by a person (or public group) owning or deemed to own 5% or more of Hovnanian’s Common Stock; or (iii) create a new “public group” (as defined in the applicable Treasury regulations). Transfers included under the transfer restrictions include sales to persons (or public groups) whose resulting percentage ownership (direct or indirect) of Common Stock would exceed the 5% thresholds discussed above, or to persons whose direct or indirect ownership of Common Stock would by attribution cause another person (or public group) to exceed such threshold.

Consequences of Prohibited Transfers. In accordance with the Restated Certificate of Incorporation, any direct or indirect transfer attempted in violation of the restrictions would be void as of the date of the purported transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of Class A Common Stock would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the restrictions for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such Class A Common Stock, or in the case of options, receiving Class A Common Stock in respect of their exercise. Class A Common Stock purportedly acquired in violation of the transfer restrictions is referred to as “excess stock.”

In addition to the purported transfer being void as of the date of the purported transfer, upon demand, the purported transferee must transfer the excess stock to Hovnanian’s agent along with any dividends or other distributions paid with respect to such excess stock. Hovnanian’s agent is required to sell such excess stock in an arms’ length transaction (or series of transactions) that would not constitute a violation under the transfer restrictions. The net proceeds of the sale, together with any other distributions with respect to such excess stock received by Hovnanian’s agent, after deduction of all costs incurred by the agent, will be distributed first to the purported transferee in an amount, if any, up to the cost (or in the case of gift, inheritance or similar transfer, the fair market value of the excess stock on the date of the violative transfer) incurred by the purported transferee to acquire such excess stock, and the balance of the proceeds, if any, will be distributed to a charitable beneficiary. If the excess stock is sold by the purported transferee, such person will be treated as having sold the excess stock on behalf of the agent, and will be required to remit all proceeds to Hovnanian’s agent (except to the extent Hovnanian grants written permission to the purported transferee to retain an amount not to exceed the amount such person otherwise would have been entitled to retain had Hovnanian’s agent sold such shares).

To the extent permitted by law, any stockholder who knowingly violates the transfer restrictions will be liable for any and all damages suffered by Hovnanian as a result of such violation, including damages resulting from a reduction in or elimination of the ability to utilize the NOLs and any professional fees incurred in connection with addressing such violation.

With respect to any transfer of Class A Common Stock which does not involve a transfer of “securities” of Hovnanian within the meaning of the General Corporation Law of the State of Delaware but which would cause any 5% stockholder to violate the transfer restrictions, the following procedure will apply in lieu of those described above. In such case, no such 5% stockholder shall be required to dispose of any interest that is not a security of Hovnanian, but such 5% stockholder and/or any person whose ownership of securities of Hovnanian is attributed to such 5% stockholder will be deemed to have disposed of (and will be required to dispose of) sufficient securities, simultaneously with the transfer, to cause such 5% stockholder not to be in violation of the transfer restrictions, and such securities will be treated as excess stock to be disposed of through the agent under the provisions summarized above, with the maximum amount payable to such 5% stockholder or such other person that was the direct holder of such excess stock from the proceeds of sale by the agent being the fair market value of such excess stock at the time of the prohibited transfer.

Exceptions. The Board of Directors has the discretion to approve transfers that would otherwise be restricted by the Restated Certificate of Incorporation.

Preferred Stock

The Restated Certificate of Incorporation authorizes the Board of Directors to issue from time to time up to 100,000 shares of preferred stock, in one or more series, and to fix the number of shares in each series and the designations, powers, preferences and relative, participating, optional or other special rights thereof, and qualifications, limitations or restrictions thereof. The preferred stock may be issued by the Board of Directors without further action by Hovnanian’s stockholders as an anti-takeover device. As of October 31, 2022, 5,600 shares of Hovnanian’s preferred stock were issued and outstanding, consisting of entirely of Hovnanian’s 7.625% Series A Preferred Stock (liquidation preference $25,000.00 per share) par value $.01 per share, the “Series A Preferred Stock”.

7.625% Series A Preferred Stock

Dividends. Dividends on the Series A Preferred Stock are not cumulative. The Series A Preferred Stock ranks senior to Hovnanian’s Common Stock with respect to the payment of dividends to the extent provided in the Certificate of Designations, Powers, Preferences and Rights of the 7.625% Series A Preferred Stock, or the “Certificate”. The Certificate provides that unless dividends have been declared and paid or set apart for payment on the Series A Preferred Stock for the then-current quarterly dividend period, no dividend may be declared or paid or set apart for payment on Hovnanian’s Common Stock for that period, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the Common Stock of Hovnanian or any other stock of Hovnanian ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of Hovnanian, junior to the Series A Preferred Stock.

The Series A Preferred Stock is traded as depositary shares, with each depositary share representing 1/1,000th of a share of Series A Preferred Stock, and is listed on the Nasdaq Global Market under the symbol “HOVNP”.

Voting Rights. The Series A Preferred Stock has no voting rights except as provided for in the Certificate or as otherwise required by law. However, so long as any shares of Series A Preferred Stock are outstanding, Hovnanian will not, without the vote of the holders of at least a majority of the shares of the Series A Preferred Stock, (1) authorize, create or issue any capital stock of Hovnanian ranking, as to dividends or upon liquidation, dissolution or winding up, senior to the Series A Preferred Stock, or reclassify any authorized capital stock of Hovnanian into any such shares of such capital stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (2) amend, alter or repeal the Certificate, or the Restated Certificate of Incorporation, whether by merger, consolidation or otherwise, in a way that adversely affects the powers, preferences or special rights of the Series A Preferred Stock. Any increase in the amount of authorized Common Stock or preferred stock or any increase or decrease in the number of shares of any series of preferred stock or the authorization, creation and issuance of other classes or series of stock, in each case ranking equally with or junior to the Series A Preferred Stock will not be deemed to adversely affect such powers, preferences or special rights.

Optional Redemption. Hovnanian may, at its option, redeem the Series A Preferred Stock, in whole or, from time to time, in part, upon not less than 30 nor more than 60 days' notice, at a price per share equal to the liquidation preference plus accrued and unpaid dividends (whether earned or not earned or declared) for the then-current quarterly dividend period to the redemption date (but without accumulation of any undeclared dividends from prior dividend periods), if any, provided, however, that any redemption that would reduce the aggregate liquidation preference of the Series A Preferred Stock outstanding to $25 million or less in the aggregate would be restricted to a redemption in whole only. There is no sinking fund for the redemption or purchase of the Series A Preferred Stock. Holders of the Series A Preferred Stock will have no right to require the redemption of the Series A Preferred Stock.

Maturity. The Series A Preferred Stock does not have a maturity date, and Hovnanian is not required to redeem the Series A Preferred Stock. In addition, Hovnanian is not required to set aside funds to redeem the Series A Preferred Stock.

Liquidation Preference. The Series A Preferred Stock has liquidation preferences over Hovnanian’s Common Stock. Upon any liquidation, dissolution or winding up of Hovnanian, the holders of the Series A Preferred Stock will be entitled to receive out of the assets of Hovnanian available for distribution to its stockholders, an amount equal to the liquidation preference of $25,000 per share plus all accrued and unpaid dividends for the then-current quarterly dividend period to but excluding the date of final distribution, but without accumulation of unpaid dividends on the Series A Preferred Stock, before any payment or distribution out of Hovnanian’s assets may be made to or set apart for the holders of Hovnanian’s Common Stock or other junior equity. If, upon any liquidation, dissolution or winding up of Hovnanian, the assets of Hovnanian, or proceeds thereof, distributable among the holders of shares Series A Preferred Stock and any stock ranking equally with the Series A Preferred Stock shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full (but without, in the case of any non-cumulative preferred stock, accumulation of unpaid dividends for prior dividend periods). Neither a consolidation nor merger of Hovnanian, nor a sale, lease, exchange or transfer of all or substantially all of Hovnanian’s assets will be deemed to be a liquidation, dissolution or winding up of Hovnanian.

Depositary Shares

Each depositary share represents 1/1,000th of a share of Series A Preferred Stock. The depositary shares are evidenced by depositary receipts, and the underlying shares of Series A Preferred Stock have been deposited pursuant to a deposit agreement among Hovnanian, Computershare Trust Company, N.A. as successor depositary, and the holders of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares are entitled to all the rights and preferences of the Series A Preferred Stock in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

Dividends and Other Distributions. The depositary will distribute all cash dividends and other cash distributions received on the Series A Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder.

The depositary will distribute dividends and other distributions only in an amount that can be distributed without attributing to any holder of depositary receipts a fraction of one cent. Any balance not so distributable will be held by the depositary and will be added to the next sum received by the depositary for distribution.

Taxes and Other Governmental Charges. Hovnanian pays all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Hovnanian pays charges of the depositary in connection with the deposit of Series A Preferred Stock and any redemption of Series A Preferred Stock. The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Series A Preferred Stock is reduced by any amounts required to be withheld by Hovnanian or the depositary on account of taxes or other governmental charges. Holders of depositary receipts pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Series A Preferred Stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares or shares of Series A Preferred Stock, until such taxes or other governmental charges are paid.

Redemption of Depositary Shares. If Hovnanian redeems the Series A Preferred Stock, in whole or in part, the corresponding depositary shares will also be redeemed. The redemption price per depositary share will be equal to 1/1,000th of the redemption price per share of Series A Preferred Stock.

Withdrawal of Series A Preferred Stock. Underlying shares of Series A Preferred Stock may be withdrawn from the depositary arrangement upon surrender of depositary receipts and upon payment of the taxes, charges and fees provided for in the deposit agreement. Subject to the terms of the deposit agreement, the holder of depositary receipts will receive the appropriate number of shares of Series A Preferred Stock and any money or property represented by such depositary shares. Only whole shares of Series A Preferred Stock may be withdrawn; if a holder holds an amount other than a whole multiple of 1,000 depositary shares, the depositary will deliver along with the withdrawn shares of Series A Preferred Stock a new depositary receipt evidencing the excess number of depositary shares. Except as described in the deposit agreement, holders of withdrawn shares of Series A Preferred Stock will not be entitled to redeposit such shares or to receive depositary shares.

Voting Rights. Because each depositary share represents ownership of 1/1,000th of a share of Series A Preferred Stock, and each share of Series A Preferred Stock is entitled to a vote per share based on liquidation preference under the limited circumstances described above, holders of depositary receipts are entitled to 1/1,000th of such vote per depositary share under such limited circumstances.

Amended Rights Plan

On July 29, 2008, the Board of Directors adopted a stockholder rights plan and declared a dividend of one preferred share purchase right for each outstanding share of Class A Common Stock and Class B Common Stock, which was subsequently paid to stockholders of record as of August 15, 2008. On August 14, 2008, Hovnanian and Computershare Trust Company, N.A. (as successor to National City Bank), as Rights Agent, entered into the Rights Agreement (the “Rights Agreement”) (as amended by Amendment No. 1, dated January 11, 2018 (“Amendment No. 1”), and Amendment No. 2, dated as of January 18, 2021 (“Amendment No. 2” and the Rights Agreement as amended thereby, the “Amended Rights Plan”)). Under Amendment No. 2, (i) each preferred stock purchase right, if exercisable, will initially represent the right to purchase from Hovnanian one ten-thousandth of a share of Hovnanian’s Series B Junior Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), for a purchase price of $171.85 (the “Purchase Price”) (which Purchase Price was modified in light of the trading price of Hovnanian’s Class A Common Stock since the adoption of Amendment No. 1, after giving effect to Hovnanian’s 1-for-25 reverse stock split effected on March 29, 2019), (ii) the Final Expiration Date (as defined in the Rights Agreement) is extended to August 14, 2024, (iii) in the event rights certificates are distributed, such certificates will not need to be affixed with a corporate seal and may be signed by electronic signature and (iv) notwithstanding any prior adjustments, each share of the Hovnanian’s Class A Common Stock and Class B Common Stock entitles the holder thereof to one right, representing the right to purchase from Hovnanian one ten-thousandth of a share of Series B Preferred Stock at the Purchase Price (subject to certain adjustments). If issued, each fractional share of Series B Preferred Stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of Hovnanian’s Class A Common Stock. However, prior to exercise, a right does not give its holder any rights as a stockholder of Hovnanian, including without limitation any dividend, voting or liquidation rights.

The Board of Directors adopted the Amended Rights Plan in an effort to preserve stockholder value by attempting to protect against a possible limitation on Hovnanian’s ability to use its NOLs to reduce potential future federal income tax obligations. Any person or group that acquires 4.9% or more of the outstanding shares of Class A Common Stock without the approval of the Board of Directors is referred to as an “Acquiring Person.”

Exercisability. The rights will not be exercisable until the earlier of (i) 10 business days after a public announcement by us that a person or group has become an Acquiring Person and (ii) 10 business days after the commencement of a tender or exchange offer by a person or group for 4.9% of the Class A Common Stock.

Until the date that the rights become exercisable, the “Distribution Date,” the rights are evidenced by Hovnanian’s Class A Common Stock and Class B Common Stock certificates which contain a notation to that effect. Any transfer of shares of Class A Common Stock and/or Class B Common Stock prior to the Distribution Date constitutes a transfer of the associated rights. After the Distribution Date, the rights may be transferred separately from the transfer of the underlying shares of Class A Common Stock or Class B Common Stock. After the Distribution Date, each holder of a right, other than rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a right and payment of the Purchase Price, that number of shares of Class A Common Stock or Class B Common Stock, as the case may be, having a market value of two times the Purchase Price.

Exchange. After the Distribution Date, the Board of Directors may exchange the rights (other than rights owned by an Acquiring Person which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or a fractional share of Series B Preferred Stock (or of a share of a similar class or series of Hovnanian’s preferred stock having similar rights, preferences and privileges) of equivalent value, per right (subject to adjustment).

Expiration. The Amended Rights Plan will continue in effect until August 14, 2024, unless it expires earlier in accordance with its terms.

Redemption. At any time prior to the time an Acquiring Person becomes such, the Board of Directors may redeem the rights in whole, but not in part, at a price of $0.01 per right, the “Redemption Price.” The redemption of the rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price.

Anti-Dilution Provisions. The Board of Directors may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a stock split or a reclassification of the preferred stock or Common Stock. No adjustments to the purchase price of less than 1% will be made.

Amendments. Before the Distribution Date, the Board of Directors may amend or supplement the Amended Rights Plan without the consent of the holders of the rights. After the Distribution Date, the Board of Directors may amend or supplement the Amended Rights Plan only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions, or to make any additional changes to the Amended Rights Plan, but only to the extent that those changes do not impair or adversely affect any rights holder.

Exceptions. The Board of Directors may exempt any person or group from triggering the dilutive effect of the Amended Rights Plan.

Series B Junior Preferred Stock

Dividends. Subject to the rights of the holders of any shares of any series of preferred stock ranking prior to the Series B Preferred Stock with respect to dividends, the holders of shares of Series B Preferred Stock, in preference to the holders of Common Stock of the Company, and of any other junior stock, will be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, dividends payable in cash (except as otherwise provided below) on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Preferred Stock (the “First Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment discussed below, the greater of (i) $1 and (ii) ten thousand (10,000) times the aggregate per share amount of all cash dividends, and ten thousand (10,000) times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Preferred Stock. In the event that the Company at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series B Preferred Stock are then issued or outstanding, the amount to which holders of shares of Series B Preferred Stock would otherwise be entitled immediately prior to such event will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

The Company will declare a dividend on the Series B Preferred Stock immediately after it declares a dividend on the Class A Common Stock and/or Class B Common Stock (other than a dividend payable in shares of Common Stock). Each such dividend on the Series B Preferred Stock will be payable immediately prior to the time at which the related dividend on the Class A Common Stock and/or Class B Common Stock is payable.

Dividends will accrue, and be cumulative, on outstanding shares of Series B Preferred Stock from the Dividend Payment Date next preceding the date of issue of such shares, subject to certain exceptions. Accrued but unpaid dividends will cumulate from the applicable Dividend Payment Date but will not bear interest.

Voting Rights. The holders of shares of Series B Preferred Stock have the following voting rights: (1) Subject to the provision for adjustment hereinafter set forth and except as otherwise provided in the Restated Certificate of Incorporation or required by law, each share of Series B Preferred Stock shall entitle the holder thereof to 10,000 votes, on all matters upon which the holders of the Common Stock of the Company are entitled to vote. In the event the Company shall at any time after the record date declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series B Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event; (2) except as otherwise provided in the Certificate of Designation of Series B Junior Preferred Stock, in the Restated Certificate of Incorporation or in any other certificate of designations creating a series of preferred stock or any similar stock, and except as otherwise required by law, the holders of shares of Series B Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company; and (3) except as set forth in the Certificate of Designation of Series B Junior Preferred Stock, or as otherwise provided by law, holders of Series B Preferred Stock have no special voting rights and their consent is not required (except to the extent they are entitled to vote with holders of Common Stock as set forth in the Certificate of Designation of Series B Junior Preferred Stock) for taking any corporate action.

Restrictions. Whenever dividends or other dividends or distributions payable on the Series B Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Preferred outstanding have been paid in full, the Company will not: (1) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) (“Junior Stock”) to the shares of Series B Preferred Stock; (2) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) (“Parity Stock”) with the shares of Series B Preferred Stock, except dividends paid ratably on the shares of Series B Preferred Stock and all such Parity Stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (3) redeem, purchase or otherwise acquire for consideration shares of any Junior Stock; provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such Junior Stock in exchange for shares of any other Junior Stock of the Company; or (4) redeem, purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares of Parity Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, may determine in good faith will result in fair and equitable treatment among the respective series or classes. The Company will not permit any majority-owned subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section 4(a) of the Certificate of Designation of Series B Junior Preferred Stock, purchase or otherwise acquire such shares at such time and in such manner.

Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution will be made (a) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Series B Preferred Stock have received an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series B Preferred Stock will be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to a minimum per share liquidation payment of $10,000 but will be entitled to an aggregate per share liquidation payment of 10,000 times the payment made per share of Common Stock or (b) to the holders of shares of Parity Stock, except distributions made ratably on the shares of Series B Preferred Stock and all such Parity Stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company at any time (i) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivides the outstanding shares of Common Stock, (iii) combines the outstanding shares of Common Stock into a smaller number of shares or (iv) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series B Preferred Stock are then issued or outstanding, the aggregate amount to which each holder of shares of Series B Preferred Stock would otherwise be entitled immediately prior to such event will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Consolidation, Merger, etc. In the event that the Company enters into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series B Preferred Stock will at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to ten thousand times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company at any time (a) declares a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivides the outstanding shares of Common Stock, (c) combines the outstanding shares of Common Stock in a smaller number of shares or (d) issues any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series B Preferred Stock are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Preferred Stock will be correspondingly adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.